Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Darling International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 33-79478), Form S-4 (No. 333-131484) and Form S-8 (Nos. 333-125875, 33-99868 and 33-99866) of Darling International Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Darling International Inc. and subsidiaries as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007, annual report on Form 10-K of Darling International Inc.

Our audit report dated February 27, 2008, with respect to the consolidated balance sheets of Darling International Inc. as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three-years ended December 29, 2007 and the related financial statement schedule refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and other Post-Retirement Plans.

KPMG

Dallas, TX
February 27, 2008